Exhibit 16.1

July 23, 2014

Securities and Exchange Commission

Office of Chief Accountant

100 F Street, NE

Washington,D.C. 20549

Re: Commission File No. 000-26393

Dear Sir/Madam:

We have read the statements that we understand Mediabistro Inc. will include under Item 4.01 of the Form 8-K/A report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

Very truly yours,

/s/ Rothstein Kass
Rothstein Kass